Exhibit 99.1

              BULL RUN CORPORATION ANNOUNCES FIRST QUARTER RESULTS

   RECENT CHANGES IN BUSINESS STRATEGY CONTRIBUTE TO IMPROVED PERFORMANCE AND
                               PROFITABLE RESULTS

     ATLANTA, Jan. 12 /PRNewswire-FirstCall/ -- Bull Run Corporation (OTC Bulletin Board: BULL) today announced net income of $1.6 million for its three months ended November 30, 2004, compared to a net loss of $(1.1) million for the first quarter of the prior fiscal year. The Company attributes the improved results to the discontinuation of its Affinity Events business segment in August 2004 and improved results derived from its historically- profitable Collegiate Marketing and Production Services segment.

     Total revenues from continuing operations, derived entirely by the Company's operating subsidiary, Host Communications, Inc., were $23.1 million for the first quarter of the current year, an 18.4% increase over the $19.5 million in total revenues for the same period of the prior fiscal year. The Company's Collegiate business is seasonal, and the segment's revenues and operating profits are anticipated to be highest in the first quarter in comparison with other fiscal quarterly periods of the year. The Collegiate segment, which includes the Company's Printing and Publishing operations, is expected to generate approximately 80-85% of the Company's total annual revenues from continuing operations.

     In August 2004, the Company announced that it was discontinuing its Affinity Events business segment to focus on its historically profitable Collegiate and Association Management segments. In December 2004, the Company completed the sale of assets associated with the Hoop-It-Up 3-on-3 basketball tour and the 3v3 Soccer Shootout tour, the primary components of the Company's discontinued Affinity Events business segment.

     Robert S. Prather, Jr., the Company's President and CEO commented, "Our first quarter results were very encouraging and a welcomed change from past performance. This clearly confirms for us that the change in business strategy to eliminate high-risk, loss-producing ventures, along with the substantial amount of overhead consumed by those ventures, was an appropriate step."

     "We will continue to support and build our Collegiate, Printing and Publishing, and Association Management assets," said Thomas J. Stultz, President and CEO of Host since August 2004. "Our new ten-year extension of our multi-media marketing rights agreement with the University of Kentucky and our recent three-year extension of our association management agreement with CrossSphere, are examples of our commitment to our business partners, and our intentions to build on and expand those relationships for the mutual benefit of all parties." CrossSphere (formerly, the National Tour Association) is a nearly 4,000-member global association for the packaged travel industry.

     Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides comprehensive sales, marketing, multimedia, special event and convention/hospitality services to NCAA Division I universities and conferences and national/global associations. Bull Run's common stock is quoted on the Pink Sheets ( http://www.pinksheets.com ), a centralized quotation service for OTC securities, using the symbol "BULL". Additional company information and stock quotes are available on the Company's corporate web site at http://www.bullruncorp.com .

     Forward-Looking Statements
     Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

     Summarized financial results for each of the three months ended November 30, 2004 and 2003 follow:

                              BULL RUN CORPORATION
                        Comparative Results of Operations
                    (in thousands, except per share amounts)

                                                       Three Months Ended
                                                          November 30,
                                                  ---------------------------
                                                       2004         2003
                                                  ------------   ------------
Revenue from services rendered                    $     23,075   $     19,495
Operating costs and expenses:
  Direct operating costs for services rendered          15,776         12,958
  Selling, general and administrative                    4,343          4,408
  Amortization of acquisition intangibles                  179            313
                                                        20,298         17,679
    Operating income                                     2,777          1,816
Net change in value of derivative instrument               310            306
Debt issue cost amortization                              (249)          (291)
Interest and other, net                                 (1,159)        (1,080)
   Income from continuing operations                     1,679            751
Discontinued operations                                   (109)        (1,873)
   Net income (loss)                                     1,570         (1,122)
Preferred dividends                                       (529)          (532)
   Net income (loss) available to
    common stockholders                           $      1,041   $     (1,654)
Income (loss) per share available to
 common stockholders, basic:
Continuing operations                             $       0.20   $       0.05
Discontinued operations                                  (0.02)         (0.43)
   Net income (loss)                              $       0.18   $      (0.38)
Income (loss) per share available to
 common stockholders, diluted:
Continuing operations                             $       0.11   $       0.05
Discontinued operations                                  (0.01)         (0.43)
   Net income (loss)                              $       0.10   $      (0.38)
Weighted average number of common
 shares outstanding:
  Basic                                                  5,713          4,340
  Diluted                                               15,278          4,340

SOURCE  Bull Run Corporation
    -0-                             01/12/2005
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-859-226-4376, both of Bull Run Corporation; or Thomas J. Stultz, President & Chief Executive Officer of Host Communications, Inc.,
+1-859-226-4356/
    /Web site:  http://www.bullruncorp.com
                http://www.pinksheets.com /